Exhibit 10.3

Internet Capital Group

2007 Performance Plan

The Board of Directors of Internet Capital Group, Inc. (together with its wholly-owned subsidiaries, the “Company”) hereby establishes this 2007 Performance Plan (this “Plan”). The purpose of the Plan is to advance the interests of the Company’s stockholders by providing certain employees with bonus payments upon achievement of Company-specific 2007 goals and individual goals, as well as to help the Company attract and retain key employees. The Company’s executive officers and other regular, full-time employees are eligible to participate in the Plan.

The Compensation Committee of the Company’s Board of Directors (the “Committee”) will administer and interpret the Plan. All decisions and determinations of the Committee with respect to the Plan will be final and binding on all parties.

The Company’s 2007 goals include quantitative and qualitative goals. The relative weighting of each element of the Company-specific goals is described below.

Eighty percent (80%) of the bonus potential related to Company goals is tied to accomplishment of quantitative goals. Realization of specified revenue goals for the Company’s Core partner companies, Creditex Group, Inc. and GoIndustry plc (collectively, the “Key Companies”) accounts for thirty percent (30%) of the potential bonus award and achievement of specified EBITDA performance for the Key Companies accounts for ten percent (10%) of the potential bonus award. Twenty percent (20%) of the potential bonus award is tied to attainment of a specified increase in the aggregate value of the Key Companies and twenty percent (20%) of the potential bonus award relates to the Company’s deployment of capital and strategic monetization of assets.

Twenty percent (20%) of the bonus is tied to execution against the following qualitative goals: (1) overall execution of strategic initiatives, (2) improvement in communicating the value of the Company’s underlying assets, (3) building the ICG brand, (4) performance and competency of partner company executives, (5) reaction to unforeseen market/business conditions, (6) effective management of the Company’s holdings in Blackboard, Inc. and (7) exploration of an expansion of the ICG platform.

Following the end of the Company’s fiscal year, the Committee will evaluate the Company’s 2007 performance and determine the extent to which the Company’s 2007 goals and individual goals were achieved. Based upon this assessment, the Committee will award bonuses in accordance with the terms of this Plan.